ACM Government Opportunity Fund, Inc.			Exhibit 77C
811-5595


77C - Matters submitted to a vote of security holders


A Special Meeting of Shareholders of ACM Government Opportunity Fund, Inc. ("ACM IV") was held on November 14, 2000 and reconvened on November 29, 2000. A description of the proposal and number of shares voted at the meeting are as follows:

                                                            Voted
                                                          Abstain/
                     Voted            Voted              Authority
                       For          Against               Withheld
                    3,842,605         182,121            8,401,054

Approval of an
Agreement and Plan
of Acquisition and
Liquidation (the "Plan")
between ACM Government
Income Fund, Inc. ("ACM I")
and ACM IV, as applicable to
stockholders, providing for
the acquisition by ACM I of
all of the assets and assumption
of all the liabilities of ACM IV
in exchange for ACM I shares.
A vote in favor of this proposal
by the stockholders of the acquired
Fund (ACM IV), will also constitute
a vote in favor of the liquidation and
dissolution of ACM IV and termination of its registration under the Investment
Company Act of 1940.

The votes in favor of this proposal were insufficient to approve the proposal, and therefore the acquisition of ACM IV by ACM I was not approved.


























































s:\MF_Legal\Gary\NSAR.Exhibit 77C. ACM IV